Exhibit 4.2.14

                                                           EXECUTION COUNTERPART



                                  AMENDMENT OF
                               1992 NOTE AGREEMENT


         This Amendment, entered into as of July 14, 2000, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Noteholder").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

         WHEREAS, the Company has requested a modification of, among other things, the required prepayment provisions and certain covenants under the Note Agreement;

         WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments to Note Amendment.

         1A. Paragraph 4A of the Note Agreement. Paragraph 4A is amended in its entirety to read as follows:

                  4A. Required Prepayments. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without premium, the sum of $10,714,285.00 on August 13 in each of the years 1996 to 1999, inclusive, and on August 7, 2000 an amount equal to the Sharing Payment received by Prudential on August 7, 2000 and on August 7, 2001 the sum equal to (A) $10,714,285.00 plus (B) the difference between $10,714,285.00 and the principal payment made on August 7, 2000, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on August 7, 2002, the maturity date of the Notes.

         1B. Paragraph 5L of the Note Agreement. Paragraph 5L is amended in its entirety to read as follows:
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                  5L. Credit Facility. The Company shall maintain at all times a revolving credit facility having a maturity date no earlier than August 7, 2001 with at least $73,500,000 less any Sharing Payments received by the lenders with respect to the Credit Agreement under Section 3.4 of the Senior Debt Intercreditor Agreement in aggregate commitments available thereunder and otherwise in form and substance satisfactory to the Required Holders and on or prior to June 7, 2001, the Company shall maintain at all times a revolving credit facility (or a binding commitment therefore with an effective date on or prior to August 7,
         2001) having a maturity date no earlier than August 7, 2003 with at least $67,000,000 in aggregate commitment available thereunder and otherwise in form and substance satisfactory to the Required Holders.

         1C. Paragraph 5 of the Note Agreement. Paragraph 5 of the Note Agreement is amended by the addition of a new paragraph 5P as follows:

                  5P. On March 1, 2001, the Company shall pay to Prudential in immediately available funds a nonrefundable fee equal to $160,714.00.

         1D. Paragraph 6C of the Note Agreement. Paragraph 6C of the Note Agreement is amended by the addition of a new paragraph 6C(4) as follows:

                  6C(4) Repayment of Credit Agreement. Pay or repay the Credit Agreement if an Event of Default under clause (xviii) of Paragraph 7A has occurred (or would occur as a result of such payment, repayment or reduction) without prepaying the Notes in an amount equal to the Noteholders' pro rata portion (as calculated by the Required Holders) of all indebtedness outstanding under this Agreement and the Credit Agreement, such indebtedness shall include any Yield-Maintenance Amount that may be due upon such prepayment, to the extent the Noteholders have not received such payment as a Sharing Payment under the Senior Debt Intercreditor Agreement.

         1E. Paragraph 7 of the Note Agreement. Paragraph 7 of the Note Agreement is amended (i) by deleting clause (v) thereof and substituting the following therefor:

                  (v) the Company fails to perform or observe any agreement contained in paragraphs 5D, 5E, 5L, 5M, 5N, 5P or 6; or

         and (ii) by renumbering each clause commencing with the first clause
(xv) so that each clause is in the appropriate sequential order.

         1F. Paragraph 10B of the Note Agreement. Paragraph 10B shall be amended as follows:

         (a) The definition of the term Applicable Rate shall be deleted in its entirety and the following definition shall be substituted therefor:

                  "Applicable Rate" means 11.70% per annum.
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                                                                               3


         (b) The definition of the following terms shall be added in the appropriate alphabetically order as follows:

                  "Senior Debt Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement dated as of July 14, 2000 among Bank of America, N.A., The Prudential Insurance Company of America, SunTrust Bank, Atlantic Financial Group, Ltd., Morgan Guaranty Trust Company of New York, and Wilmington Trust Company, as it may be amended, modified or supplemented in accordance with its term.

                  "Sharing Payments" shall have the meaning set forth in the Senior Debt Intercreditor Agreement.

         1G. Amendment to Exhibit A of the Note Agreement. Exhibit A to the Note Agreement shall be deleted in its entirety and Exhibit A attached hereto shall be substituted therefor.

         2. Conditions of Effectiveness. This Amendment shall become effective when, and only when,

         (a) The Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

                  (i) executed originals of each of this Amendment and the Notes;

                  (ii) a favorable written opinion with respect to this Amendment and the Notes, addressed to the Noteholder and satisfactory to its counsel;

                  (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Company certified by its secretary or assistant secretary as of the Effective Date, approving and adopting this Amendment and the Notes, and authorizing the execution and delivery thereof;

                  (iv) specimen signatures of officers or other appropriate representatives executing this Amendment and the Notes, certified by the secretary or assistant secretary of the Company;

                  (v) a Compliance Certificate as at May 28, 2000;

                  (vi) a duly executed amendment to the Credit Agreement; and

                  (vii) a duly executed Amended and Restated Intercreditor Agreement;

         (b) The Company shall have paid in immediately available funds, the nonrefundable amendment fee to the Noteholder;
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         (c) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder;

         (d) Such other documents, instruments, approvals or opinions as the Noteholder may reasonably request;

         (e) An original Acknowledgement and Acceptance Letter dated as of the date hereof from General Electric Capital Corporation reflecting its satisfaction with the terms of this Agreement; and

         (f) The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since January 3, 2000; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

         3. Representations and Warranties.

         (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Credit Agreement (it being understood that any reference to (i) Lender includes the Noteholder, and (ii) Loan Documents includes the Note Agreement and the Notes, as amended hereby) and in paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

         (b) The Company further represents and warrants as follows:

                  (i) The execution, delivery and performance by the Company of this Amendment and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene
         (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

                  (ii) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment or the Notes, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

                  (iii) This Amendment and the Notes constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.
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                  (iv) There are no pending or threatened actions, suits or
         proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement or the Notes, as amended by this Amendment.

         4. Consent to Amendment of Credit Agreement. The Required Holders hereby consent to the amendment of Sections 10.7(g) and 10.19 of the Credit Agreement as set forth in Amendment No. 1 to Credit Agreement dated July 14, 2000 and hereby agrees that such amendment shall be incorporated into paragraph 6C(3) of the Note Agreement by this reference.

         5. Miscellaneous.

         5A. Reference to and Effect on the Note Agreement.

         (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby and each reference to the Notes, and each reference in any other document to "the Notes", "thereunder", "thereof" or words of like import referring to the Notes, shall mean and be a reference to the Notes, as amended hereby.

         (b) Except as specifically amended above, the Note Agreement and the Notes, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

         5B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this
Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 5B.
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                                                                               6


         5C. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         5D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         5E. No Default or Claims; Waiver. To induce the Noteholder to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, (i) no Default or Event of Default exists, (ii) no right of offset, recoupment, defense, counterclaim, claim or objection exists in favor of the Company arising out of or with respect to any of the Notes or other obligations of the Company owed to any holder of a Note, and (iii) the Noteholder has acted in good faith and has conducted its relationships with the Company in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Amendment and in all respects in connection with the Note Agreement, the Company hereby waiving and releasing any such claims to the contrary that may exist as of the date of this Amendment.



                           [Signatures on Next Page.]

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                                                                             S-1



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                            CONE MILLS CORPORATION


                                            By  /s/ Gary L. Smith
                                              -------------------------------
                                              Name: Gary L. Smith
                                              Title: Executive Vice President


                                            THE PRUDENTIAL INSURANCE
                                                COMPANY OF AMERICA


                                            By  /s/ Robert R. Derrick
                                              -------------------------------
                                                Robert R. Derrick
                                                Vice President

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Agreed and accepted and hereby confirming and ratifying its obligations under its respective Guaranty Agreement:

CONE GLOBAL FINANCE CORP.


By  /s/ Gary L. Smith
   ------------------------------
  Name: Gary L. Smith
  Title:


CIPCO S.C., INC.


By  /s/ Gary L. Smith
   ------------------------------
  Name: Gary L. Smith
  Title:


CONE FOREIGN TRADING LLC


By  /s/ Gary L. Smith
   ------------------------------
  Name: Gary L. Smith
  Title: